EXHIBIT 99.1
Leidos Holdings, Inc. Reports Third Quarter Fiscal Year 2021 Results

•Revenues of $3.5 billion, up 7% year-over-year
•Net Income of $208 million; Adjusted EBITDA of $403 million
•Diluted Earnings per Share of $1.43, or $1.80 on a non-GAAP basis
•Cash Flows from Operations of $565 million; Free Cash Flow of $541 million
•Net Bookings of $4.7 billion (book-to-bill ratio of 1.4) drive record backlog of $34.7 billion

RESTON, Va., November 2, 2021 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the third quarter of fiscal year 2021.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented, "The third quarter marked another strong quarter for Leidos, with record levels of revenues, adjusted EBITDA, non-GAAP diluted EPS, and backlog. Our success is the direct result of building a business portfolio focused on vital missions and a workforce that is motivated to enhance those missions through technology, engineering, and science. As we described at our October Investor Day, we see continued success ahead based on our scale, positioning, and talented people."
Summary Operating Results

	Three Months Ended
(in millions, except margin and per share amounts)	October 1, 2021	October 2, 2020
Revenues	$3,483	$3,242
Net income	$208	$163
Net income margin	6.0%	5.0%
Diluted earnings per share (EPS)	$1.43	$1.13

Non-GAAP Measures*:
Adjusted EBITDA	$403	$347
Adjusted EBITDA margin	11.6%	10.7%
Non-GAAP diluted EPS	$1.80	$1.47

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.
Revenues for the quarter were $3.48 billion, up 7% compared to the prior year quarter. Excluding acquired revenues of $47 million, revenues increased 6% organically. Revenues grew across all reportable segments; the largest contributors were the increase in veterans' disability examinations after the pause from the COVID-19 pandemic and the start-up of the Navy Next Generation IT contract.
Net income was $208 million, or $1.43 per diluted share. Net income was up 28% and diluted EPS was up 27% from the third quarter of fiscal year 2020. The weighted average diluted share count for the quarter was 143 million compared to 144 million in the prior year quarter. Net income margin increased from 5.0% to 6.0% year-over-year as a result of the strong program management and higher volumes on certain fixed price programs.
Adjusted EBITDA was $403 million for the third quarter, up 16% year-over-year; adjusted EBITDA margin increased from 10.7% to 11.6% over the same period consistent with the increase in operating income margin. Non-GAAP net income was $260 million for the third quarter, which was up 23% year-over-year, and non-GAAP diluted EPS for the quarter was $1.80, which was up 22% compared to the third quarter of fiscal year 2020.

Cash Flow Summary
In the third quarter of fiscal year 2021, Leidos generated $565 million of net cash provided by operating activities for an operating cash flow conversion ratio of 276%. After adjusting for payments for property, equipment and software, quarterly free cash flow was $541 million for a free cash flow conversion ratio of 211%. In addition, Leidos used $53 million in investing activities and used $209 million in financing activities.
During the third quarter of fiscal year 2021, Leidos made open market repurchases of common stock for an aggregate purchase price of $137 million and returned $51 million to shareholders as part of its regular quarterly cash dividend program. In addition, Leidos paid down $27 million of debt and completed a small, strategic acquisition for preliminary purchase consideration of approximately $36 million. As of October 1, 2021, Leidos had $587 million in cash and cash equivalents and $5.1 billion of debt.
On October 29, 2021, the Leidos Board of Directors declared that Leidos will pay a cash dividend of $0.36 per share on December 30, 2021 to stockholders of record at the close of business on December 15, 2021.
New Business Awards
Net bookings totaled $4.7 billion in the quarter, representing a book-to-bill ratio of 1.4. As a result, backlog at the end of the quarter was $34.7 billion, of which $7.3 billion was funded. Included in the quarterly bookings were several particularly important awards:
•High-Resolution Three Dimensional (3D) Geospatial Information Operation and Technology Integration Program. Leidos was awarded a prime contract by the U.S. Army to support the Army Geospatial Center's (AGC) Buckeye program. Under the contract, Leidos will continue to support AGC's BuckEye mission. The BuckEye program provides mission critical unclassified high resolution color imagery and digital 3D terrain over all operationally relevant areas of the world. The single-award contract has a one-year base period of performance followed by three one-year options and a total estimated value of $600 million if all options are exercised.
•Technical Signals Intelligence. Leidos was awarded a prime contract by the National Security Agency (NSA) to provide development and modernization efforts in support of the agency's Technical Signals Intelligence (TechSIGINT) mission. Under the contract, Leidos will provide the technical services to develop, deploy and sustain a wide range of new and improved TechSIGINT collection, production and analysis capabilities. The single award contract has a five-year base period of performance and holds a ceiling value of $300 million.
•Enduring Indirect Fires Protection Capability. Leidos was awarded a contract by the U.S. Army Program Executive Office Missiles and Space for the Enduring Indirect Fires Protection Capability (IFPC) to provide its mobile ground-based weapon system. Under the contract, Dynetics, a wholly owned subsidiary of Leidos, will produce a transportable system designed to engage and defeat Cruise Missile (CM) and Unmanned Aircraft System (UAS) threats. The award has an estimated value of $237 million over the next 2.5 years.
In addition, Leidos received prime positions on several indefinite delivery/indefinite quantity (IDIQ) contracts that provide competitive differentiation and channels for future growth but are not included in bookings or backlog beyond any awarded task orders. The largest of these IDIQs was:
•Low-Energy Portal. Leidos was awarded a new prime contract by U.S. Customs and Border Protection (CBP) to provide Low-Energy Portal (LEP) systems for non-intrusive inspection (NII) of passenger vehicles at U.S.-Mexico land border crossings. Under the contract, Leidos will integrate, deploy and train CBP staff to use its VACIS® LEP systems, incorporating Viken Detection’s OSPREY™ scanning technology. The multiple-award LEP contract has a total ceiling value of $390 million.

Forward Guidance
Leidos is updating its fiscal year 2021 guidance as follows:

FY21 Guidance
Measure	Current	Prior
Revenues (billions)	$13.7 - $13.9	$13.7 - $14.1
Adjusted EBITDA Margin	10.9% - 11.1%	10.5% - 10.7%
Non-GAAP Diluted EPS	$6.55 - $6.75	$6.35 - $6.65
Cash Flows Provided by Operating Activities (millions)	at or above $875	at or above $875
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income attributable to Leidos shareholders, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income attributable to Leidos shareholders may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income attributable to Leidos shareholders at this time. The amounts of these deductions may be material and, therefore, could result in projected net income attributable to Leidos shareholders and diluted EPS being materially less than projected adjusted EBITDA margins and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on November 2, 2021. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13723845.
About Leidos
Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil and health markets. Leidos' 43,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $12.30 billion for the fiscal year ended January 1, 2021.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis), and cash flows provided by operating activities, as well as statements about our business contingency plans, uncertainties in tax due to new tax legislation or other regulatory developments, the impact of COVID-19 and related actions taken to prevent its spread, our contract awards, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions, and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: the impact of COVID-19 or future epidemics on our business, including the potential for facility closures, re-evaluation of U.S. government spending levels and priorities, delay of new contract awards, supply chain impacts, airline travel levels, our ability to recover costs under contracts and insurance challenges; changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending limits or changes in budgetary priorities; delays in the U.S. government budget process or approval of raises to the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control, including general economic and political conditions; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of Leidos; our ability to effectively compete for and win contracts with the U.S. government and other customers; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by the U.S. government and commercial organizations in environmental impact and remediation projects; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; our ability to obtain necessary components and materials to perform our contracts, including semiconductors and related equipment, on reasonable terms or at all; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; exposure to lawsuits and contingencies associated with any acquired businesses; our ability to declare future dividends or repurchase our stock based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of November 2, 2021. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Melissa Lee Dueñas
571.526.6124	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 1, 2021	October 2, 2020	October 1, 2021	October 2, 2020
Revenues	$3,483	$3,242	$10,246	$9,045
Cost of revenues	2,942	2,774	8,740	7,799
Selling, general and administrative expenses	233	200	625	583
Bad debt expense and recoveries	(1)	2	(11)	(70)
Acquisition, integration and restructuring costs	6	5	21	33
Asset impairment charges	3	—	3	11
Equity (earnings) loss of non-consolidated subsidiaries	(5)	3	(14)	(10)
Operating income	305	258	882	699
Non-operating expense:
Interest expense, net	(47)	(44)	(138)	(133)
Other income (expense), net	2	—	1	(30)
Income before income taxes	260	214	745	536
Income tax expense	(52)	(51)	(162)	(104)
Net income	208	163	583	432
Less: net income attributable to non-controlling interest	3	—	4	1
Net income attributable to Leidos common stockholders	$205	$163	$579	$431

Earnings per share:
Basic	$1.45	$1.15	$4.11	$3.04
Diluted	1.43	1.13	4.05	2.99

Weighted average number of common shares outstanding:
Basic	141	142	141	142
Diluted	143	144	143	144

Cash dividends declared per share	$0.36	$0.34	$1.04	$1.02

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	October 1, 2021	January 1, 2021
Assets:
Cash and cash equivalents	$587	$524
Receivables, net	2,288	2,137
Inventory, net	268	276
Other current assets	426	402
Total current assets	3,569	3,339
Property, plant and equipment, net	662	604
Intangible assets, net	1,321	1,216
Goodwill	6,650	6,313
Operating lease right-of-use assets, net	638	581
Other assets	441	458
Total assets	$13,281	$12,511

Liabilities:
Accounts payable and accrued liabilities	$2,142	$2,175
Accrued payroll and employee benefits	721	632
Short-term debt and current portion of long-term debt	484	100
Total current liabilities	3,347	2,907
Long-term debt, net of current portion	4,616	4,644
Operating lease liabilities	615	564
Deferred tax liabilities	254	234
Other long-term liabilities	283	291
Total liabilities	9,115	8,640

Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 140 million and 142 million shares issued and outstanding at October 1, 2021 and January 1, 2021, respectively	—	—
Additional paid-in capital	2,397	2,580
Retained earnings	1,758	1,328
Accumulated other comprehensive loss	(40)	(46)
Total Leidos stockholders’ equity	4,115	3,862
Non-controlling interest	51	9
Total stockholders' equity	4,166	3,871
Total liabilities and stockholders' equity	$13,281	$12,511

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Nine Months Ended
	October 1, 2021	October 2, 2020	October 1, 2021	October 2, 2020
Cash flows from operations:
Net income	$208	$163	$583	$432
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	87	82	244	214
Stock-based compensation	17	15	49	45
Loss on debt extinguishment	—	—	—	31
Asset impairment charges	3	—	3	11
Deferred income taxes	1	(1)	4	(2)
Other	—	4	(11)	15
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(14)	(86)	(103)	140
Other current assets and other long-term assets	70	34	161	49
Accounts payable and accrued liabilities and other long-term liabilities	175	255	(172)	211
Accrued payroll and employee benefits	37	177	83	247
Income taxes receivable/payable	(19)	(51)	(20)	(7)
Net cash provided by operating activities	565	592	821	1,386
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(29)	—	(622)	(2,610)
Payments for property, equipment and software	(24)	(30)	(71)	(120)
Net proceeds from sale of assets	—	10	—	10
Other	—	5	—	6
Net cash used in investing activities	(53)	(15)	(693)	(2,714)
Cash flows from financing activities:
Proceeds from debt issuance	—	—	380	6,225
Payments of long-term debt	(27)	(477)	(80)	(4,680)
Payments for debt issuance costs	—	—	—	(39)
Dividend payments	(51)	(49)	(149)	(148)
Repurchases of stock and other	(140)	(1)	(266)	(35)
Capital distributions to non-controlling interests	(1)	—	(3)	—
Capital contributions from non-controlling interests	—	—	41	4
Proceeds from issuances of stock	10	10	33	26
Net cash (used in) provided by financing activities	(209)	(517)	(44)	1,353
Net increase in cash, cash equivalents and restricted cash	303	60	84	25
Cash, cash equivalents and restricted cash at beginning of period	468	682	687	717
Cash, cash equivalents and restricted cash at end of period	$771	$742	$771	$742
Less: restricted cash at end of period	184	230	184	230
Cash and cash equivalents at end of period	$587	$512	$587	$512

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Three Months Ended		Nine Months Ended
	October 1, 2021	October 2, 2020	October 1, 2021	October 2, 2020
Revenues:
Defense Solutions	$2,009	$1,951	$5,971	$5,413
Civil	792	771	2,357	2,183
Health	682	520	1,918	1,449
Total	$3,483	$3,242	$10,246	$9,045

Operating income (loss):
Defense Solutions	$140	$145	$429	$359
Civil	58	54	187	191
Health	130	75	339	149
Corporate	(23)	(16)	(73)	—
Total	$305	$258	$882	$699

Operating income margin:
Defense Solutions	7.0%	7.4%	7.2%	6.6%
Civil	7.3%	7.0%	7.9%	8.7%
Health	19.1%	14.4%	17.7%	10.3%
Total	8.8%	8.0%	8.6%	7.7%
Defense Solutions
Defense Solutions revenues of $2,009 million increased by 3%, compared to the prior year quarter. Excluding the $47 million of revenues from acquisitions, the primary drivers of revenue growth were the start-up of the Navy Next Generation IT contract, which offset the completion of the NASA Human Landing System base contract. Defense Solutions operating income margin for the quarter was 7.0% compared to 7.4% in the prior year quarter. Non-GAAP operating income margin was 8.8%, unchanged compared to the prior year quarter.
Civil
Civil revenues of $792 million increased by 3%, compared to the prior year quarter. The primary driver of revenue growth was increased demand on existing programs with the Federal Aviation Administration (FAA) and National Science Foundation (NSF) as well as commercial energy providers. Civil operating income margin for the quarter increased to 7.3% from 7.0% in the prior year quarter. Non-GAAP operating income margin was 9.6%, compared to 10.5% in the prior year quarter. The decline in segment profitability was primarily attributable to fewer deliveries of airport screening systems.
Health
Health revenues of $682 million increased by 31%, compared to the prior year quarter, primarily as a result of the increase in medical examinations after the pause from the COVID-19 pandemic as well as increased volumes on the Defense Healthcare Management System Modernization (DHMSM) program and the ramp up of new programs such as the Military and Family Life Counseling (MFLC) program. Health operating income margin for the quarter improved to 19.1% from 14.4% in the prior year quarter. Non-GAAP operating income margin was 20.7%, compared to 16.3% in the prior year quarter. The improvement in segment profitability was primarily attributable to increased volume on fixed unit price programs and higher direct labor utilization on those programs.

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under IDIQ, General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	October 1, 2021			October 2, 2020
Segment	Funded	Unfunded	Total	Funded	Unfunded	Total
Defense Solutions	$4,412	$15,160	$19,572	$4,115	$13,746	$17,861
Civil	1,713	7,702	9,415	1,521	7,028	8,549
Health	1,164	4,541	5,705	1,208	4,101	5,309
Total	$7,289	$27,403	$34,692	$6,844	$24,875	$31,719
The increase in backlog includes $757 million of backlog acquired through business combinations in our Defense Solutions reportable segment.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic growth, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, free cash flow and free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic growth captures the revenue growth that is inherent in the underlying business excluding the impact of acquisitions made within the prior year; it is computed as current revenues excluding acquisition revenues within the last 12 months divided by previous year revenues.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination and severance costs related to acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
•Amortization of equity method investment – Represents the amortization of the fair value of the acquired equity method investment.
•Acquisition related financing costs – Represents the amortization of the debt financing commitments in connection with acquisitions.
•Loss on debt modification – Represents the write-off of debt discount and debt issuance costs as a result of debt modifications.
•Asset impairment charges – Represents impairments of long-lived tangible assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by operating activities.
Free cash flow conversion is computed by dividing free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos shareholders.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic growth by reportable segment and total operations:

	Three Months Ended
	October 1, 2021	October 2, 2020	Percent Change
Defense Solutions
Revenues, as reported	$2,009	$1,951	3%
Acquisition revenues	47	—
Pro-forma revenues (Organic Growth Rate)	$1,962	$1,951	1%

Civil
Revenues, as reported	$792	$771	3%

Health
Revenues, as reported	$682	$520	31%

Total Operations
Revenues, as reported	$3,483	$3,242	7%
Total acquired revenues	47	—
Pro-forma revenues (Organic Growth Rate)	$3,436	$3,242	6%
Acquired revenues reflect revenues in the current as reported figures for 12 months from closing of each acquisition. Acquired revenues for Defense Solutions segment include 1901 Group (acquired January, 14, 2021) and Gibbs & Cox (acquired May 7, 2021).

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended October 1, 2021:

	Three Months Ended October 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Operating income	$305	$6	$62	$3	$376
Non-operating expense, net	(45)	—	—	—	(45)
Income before income taxes	260	6	62	3	331
Income tax expense(1)	(52)	(2)	(16)	(1)	(71)
Net income	208	4	46	2	260
Less: net income attributable to non-controlling interest	3	—	—	—	3
Net income attributable to Leidos common stockholders	$205	$4	$46	$2	$257

Diluted EPS attributable to Leidos common stockholders(2)	$1.43	$0.03	$0.32	$0.01	$1.80
Diluted shares	143	143	143	143	143

	Three Months Ended October 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Net income	$208	$4	$46	$2	$260
Income tax expense(1)	52	2	16	1	71
Income before income taxes	260	6	62	3	331
Depreciation expense	24	—	—	—	24
Amortization of intangibles	63	—	(62)	—	1
Interest expense, net	47	—	—	—	47
EBITDA	$394	$6	$—	$3	$403
EBITDA margin	11.3%				11.6%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended October 2, 2020:

	Three Months Ended October 2, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP results
Operating income	$258	$5	$59	$2	$324
Non-operating expense, net	(44)	—	—	—	(44)
Income before income taxes	214	5	59	2	280
Income tax expense(1)	(51)	(1)	(15)	(1)	(68)
Net income	$163	$4	$44	$1	$212

Diluted EPS attributable to Leidos common stockholders	$1.13	$0.03	$0.30	$0.01	$1.47
Diluted shares	144	144	144	144	144

	Three Months Ended October 2, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP results
Net income	$163	$4	$44	$1	$212
Income tax expense(1)	51	1	15	1	68
Income before income taxes	214	5	59	2	280
Depreciation expense	22	—	—	—	22
Amortization of intangibles	60	—	(59)	—	1
Amortization of equity method investment	2	—	—	(2)	—
Interest expense, net	44	—	—	—	44
EBITDA	$342	$5	$—	$—	$347
EBITDA margin	10.5%				10.7%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the nine months ended October 1, 2021:

	Nine Months Ended October 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Operating income	$882	$21	$171	$3	$1,077
Non-operating expense, net	(137)	—	—	—	(137)
Income before income taxes	745	21	171	3	940
Income tax expense (1)	(162)	(5)	(44)	(1)	(212)
Net income	583	16	127	2	728
Less: net income attributable to non-controlling interest	4	—	—	—	4
Net income attributable to Leidos common stockholders	$579	$16	$127	$2	$724

Diluted EPS attributable to Leidos common stockholders	$4.05	$0.11	$0.89	$0.01	$5.06
Diluted shares	143	143	143	143	143

	Nine Months Ended October 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Net income	$583	$16	$127	$2	$728
Income tax expense (1)	162	5	44	1	212
Income before income taxes	745	21	171	3	940
Depreciation expense	71	—	—	—	71
Amortization of intangibles	173	—	(171)	—	2
Interest expense, net	138	—	—	—	138
EBITDA	$1,127	$21	$—	$3	$1,151
EBITDA margin	11.0%				11.2%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the nine months ended October 2, 2020:

	Nine Months Ended October 2, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Operating income	$699	$33	$152	$2	$—	$—	$11	$897
Non-operating expense, net	(163)	—	—	—	5	31	—	(127)
Income before income taxes	536	33	152	2	5	31	11	770
Income tax expense (1)	(104)	(8)	(38)	(1)	(1)	(8)	(3)	(163)
Net income	432	25	114	1	4	23	8	607
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$431	$25	$114	$1	$4	$23	$8	$606

Diluted EPS attributable to Leidos common stockholders	$2.99	$0.17	$0.79	$0.01	$0.03	$0.16	$0.06	$4.21
Diluted shares	144	144	144	144	144	144	144	144

	Nine Months Ended October 2, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Net income	$432	$25	$114	$1	$4	$23	$8	$607
Income tax expense (1)	104	8	38	1	1	8	3	163
Income before income taxes	536	33	152	5	5	31	11	770
Depreciation expense	60	—	—	—	—	—	—	60
Amortization of intangibles	154	—	(152)	—	—	—	—	2
Amortization of equity method investment	2	—	—	(2)	—	—	—	—
Interest expense, net	133	—	—	(5)	(5)	—	—	128
EBITDA	$885	$33	$—	$—	$—	$31	$11	$960
EBITDA margin	9.8%							10.6%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended October 1, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$140	$—	$36	$—	$176	8.8%
Civil	58	—	18	—	76	9.6%
Health	130	—	8	3	141	20.7%
Corporate	(23)	6	—	—	(17)	NM
Total	$305	$6	$62	$3	$376	10.8%

	Three Months Ended October 2, 2020
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$145	$2	$24	$—	$171	8.8%
Civil	54	—	25	2	81	10.5%
Health	75	—	10	—	85	16.3%
Corporate	(16)	3	—	—	(13)	NM
Total	$258	$5	$59	$2	$324	10.0%

	Nine Months Ended October 1, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$429	$—	$93	$—	$522	8.7%
Civil	187	—	54	—	241	10.2%
Health	339	—	24	3	366	19.1%
Corporate	(73)	21	—	—	(52)	NM
Total	$882	$21	$171	$3	$1,077	10.5%

	Nine Months Ended October 2, 2020
	Operating income	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Asset impairment charges	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions	$359	$3	$68	$—	$—	$430	7.9%
Civil	191	1	56	2	—	250	11.5%
Health	149	—	28	—	11	188	13.0%
Corporate	—	29	—	—	—	29	NM
Total	$699	$33	$152	$2	$11	$897	9.9%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except percentages)

The following table presents the reconciliation of free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and free cash flow conversion ratios:

	Three Months Ended
	October 1, 2021	October 2, 2020
Net cash provided by operating activities	$565	$592
Payments for property, equipment and software	(24)	(30)
Free cash flow	$541	$562

Net income attributable to Leidos common stockholders	$205	$163
Acquisition, integration and restructuring costs (1)	4	4
Amortization of acquired intangibles (1)	46	44
Amortization of equity method investment (1)	—	1
Asset impairment charges (1)	2	—
Non-GAAP net income attributable to Leidos common stockholders	$257	$212

Operating cash flow conversion ratio	276%	363%
Free cash flow conversion ratio	211%	265%
(1) After-tax expenses excluded from non-GAAP net income.